Exhibit 10.2

TENNESSEE COMMERCE BANK

AMENDED and RESTATED

EMPLOYMENT AGREEMENT

For MICHAEL R. SAPP

This Amended and Restated Employment Agreement (the “Agreement”) is made as of this 30th day of December, 2008 (the “Effective Date”), by and between Tennessee Commerce Bank, (the “Bank” or “Employer”), and Michael R. Sapp (the “Executive”).

WITNESSETH:

WHEREAS, the Bank and the Executive were parties to an Employment Agreement dated January 19, 2006 (the “Prior Employment Agreement”);

WHEREAS, the Bank and the Executive wish to amend and restate the Prior Employment Agreement; and

WHEREAS, the Bank desires to continue the services of and employ the Executive, and the Executive desires to continue to provide services to the Bank, pursuant to the terms and conditions of this Agreement; and

WHEREAS this Amended and Restated Plan is intended to comply with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements of Section 409A.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the Bank and the Executive agree as follows:

1.             Employment. Upon the terms and subject to the conditions contained in this Agreement, the Executive agrees to provide full-time services for the Employer during the term of this Agreement, and the Executive hereby accepts such employment. Executive agrees to devote his best efforts to the business of the Employer, and shall perform his duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of the Employer. Notwithstanding the above, the Executive may engage in other business interests or investments which do not materially prevent the Executive from performing his contemplated services hereunder on behalf of the Employer and which do not conflict with any duty or obligation Executive owes to the Employer under this Agreement. The Executive is currently serving as a director of each of the Employer. The Employer shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by stockholders, remain a director of the Employer throughout the term of this Agreement. The Executive hereby consents to serving as a director and to being named as a director of the Employer in documents filed with the Securities and Exchange Commission. The board of directors of each of the Employer and the Bank shall undertake every lawful effort to ensure that the Executive continues throughout the term of employment to be elected or reelected as a director of the Bank. The Executive shall be deemed to have resigned as a director of each of the Employer and the Bank effective immediately after termination of the Executive’s employment under Section 6 of this Agreement, regardless of whether the Executive submits a formal, written resignation as director.

2.             Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

“Change in Control” shall mean: a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as such change is defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

“Cause” shall mean (a) fraud; (b) embezzlement; (c) conviction of the Executive of any felony; (d) a material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive’s duties, responsibilities and obligations under this Agreement; (e) any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Employer, or any of its affiliates or which has a material adverse impact on the business or reputation of the Employer or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (f) intentional material damage to the property or business of the Employer; (g) gross negligence; or (h) the ineligibility of the Executive to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Employer; but in each case only if (1) the Executive has been provided with written notice of any assertion that there is a basis for termination for cause which notice shall specify in reasonable detail specific facts regarding any such assertion, (2) such written notice is provided to the Executive a reasonable time (and in any event no less than three business days) before the Board meets to consider any possible termination for cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard before the Board with respect to the matters described in the written notice, (4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for cause is duly adopted by a vote of at least two-thirds of the entire Board (excluding the Executive) at a meeting of the Board duly called and held, and (5) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Employer. The unwillingness of the Executive to accept any or all of a material change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, a relocation that he deems unreasonable in light of his personal circumstances, or other action by or request of the Employer in respect of his position, authority, or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board to be a failure to perform or misconduct by the Executive.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.

“Confidential Information” shall mean all business and other information relating to the business of the Employer, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

“Disability” or “Disabled” means the Executive suffers a sickness, accident or injury that is determined by the carrier of any individual or group disability insurance policy covering the Executive to be a disability rendering the Executive totally and permanently disabled, as certified by a physician chosen by the Employer and reasonably acceptable to the Executive, or as later defined by the Internal Revenue Service in IRS Notice 2005 -1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean (i) without the Executive’s express written consent, a material diminution in authority, duties or responsibilities; (ii) any reduction by the Employer in the Executive’s Base Salary; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive reports, including a requirement to report to an officer or other employee, rather than directly to the Board; (iv) a material diminution in the budget over which the Executive retains authority; (iv) any failure of the Employer to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 13 hereof; or (v) the Employer requiring the Executive to be permanently assigned to a location other than the current or future headquarters of the Employer, except for required travel on the Employer business to an extent substantially consistent with the Executive’s present business travel obligations and as described under Section 3, or, in the event the Executive consents to any relocation, the failure by the Employer to pay (or reimburse the Executive) for all reasonable moving expenses incurred by the Executive relating to a change of the Executive’s principal residence in connection with such relocation and to indemnify the Executive against any loss realized on the sale of the Executive’s principal residence in connection with any such change of residence. Good Reason shall be deemed to occur only when Executive provides notice to the Employer of his judgment that a Good Reason event has occurred within 90 days of such occurrence, and the Employer will have at least 30 days during which it may remedy the condition.

“Person” shall mean any individual, corporation, limited liability Employer, bank, partnership, joint venture, association, joint-stock Employer, trust, unincorporated organization or other entity.

“Regulatory Body” refers to The Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (FRB), the Federal Deposit Insurance Corporation (FDIC), and the Office of Thrift Supervision (OTS), also known as “the agencies”.

“Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

“Termination for Cause” and “Cause” shall have the same definition specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank. If the Executive is not a party to a severance or employment agreement containing a definition of termination for cause, Termination for Cause means the Bank terminates the Executive’s employment because of:

(a)                                  the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or

(b)                                 disloyalty or dishonesty by the Executive in the performance of his duties, or a breach of the Executive’s fiduciary duties for personal profit, in any case whether in his capacity as a director or officer, or

(c)                                  embezzlement or misappropriation of funds or property of the Bank or intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, which in the judgment of the Bank causes material harm to the Bank or affiliates, or

(d)                                 failure or refusal by the Participant to devote full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured within fifteen (15) days after notice is given to the Participant; or

(e)                                  a willful violation by the Executive of any applicable law or significant policy of the Bank or an affiliate that, in the Bank’s judgment, results in an adverse effect on the Bank or the affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-

and-desist order of any governmental agency or body having regulatory authority over the Bank, or

(f)                                    the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

(g)                                 the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e) (4) or section 8(g) (1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e) (4) or (g)(1), or

(h)                                 conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

“Termination of Employment” with the Employer means that the Executive shall have ceased to be employed by the Employer for reasons other than death, excepting a leave of absence approved by the Employer. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding twenty-four (24) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than twenty-four (24) months).

“Voluntary Termination” shall mean the termination by Executive of Executive’s employment following a Change in Control which is not the result for Good Reason.

3.             Duties. During the term hereof, the Executive shall hold the title of President of the Employer and the Bank, and shall report directly to the Board. The Executive shall have such duties and authority as are typical of the President of a Employer such as the Employer, including, without limitation, those specific in the Employer’s bylaws. The Executive shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Employer The Executive’s duties may, from time to time, be changed or modified at the discretion of the Board; provided however, except with his written consent, Executive shall not be assigned to any position of lower professional status.

4.             Employment Term. Unless earlier terminated as provided herein, the Employer agrees to employ, and the Executive hereby accepts employment hereunder, for an initial term of two (2) years commencing on the Effective Date, subject to the terms of this Agreement. Thereafter, the term of this Agreement will automatically renew each day after the Effective Date for one additional day so that the term of the Agreement shall always be two (2) years unless notified of intent not to renew by either party.

5.             Compensation and Benefits. In consideration of Executive’s services and covenants hereunder, Employer shall pay to Executive the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of the Employer and shall be subject to such deductions and withholdings as are required by law or policies of the Employer in effect from time to time, provided that his salary pursuant to Section 5(a) below shall be payable not less frequently than monthly):

(a)           Base Salary. As of the Effective Date of this Agreement, the Employer agrees to pay the Executive during the term of this Agreement an initial Base Salary at the rate of $400,000 per annum, payable in accordance with Employer’s normal payroll practices with such payroll deductions and withholdings as are required by law. The Executive’s Base Salary shall be reviewed no less frequently than annually and may be increased (but not reduced) at the discretion of the Board (or a committee thereof) and, as so increased, shall constitute the Executive’s “Base Salary” hereunder.

(b)           Annual Incentive Payment. During the term of this Agreement, provided that Executive is a full-time Executive of the Employer on the final day of the Employer’s fiscal year, in addition to other compensation to be paid under this Section 5, the Executive shall receive a performance-based annual incentive payment for the then completed fiscal year of the Employer (the “Annual Incentive Payment”), which shall be a percent of Base Salary. The amount actually awarded and paid to the Executive each fiscal year will be determined by the Board and will be based on specific performance criteria to be identified in writing in advance to Executive under a separate communication. The total amount of the Annual Incentive Bonus to be paid hereunder shall be calculated by the Employer and paid to the Executive within 60 days of the end of the Employer’s fiscal year to which the Annual Incentive Bonus applies. The Employer’s calculation of the Annual Incentive Bonus amount shall be conclusive and binding absent fraud or manifest and material error.

(c)           Executive Benefits. The Executive shall be eligible for all employee related benefit programs currently in place or as may be adopted for the benefit of the Bank’s executives or employees.

(d)           Vacation. The Executive shall be entitled to paid vacation of five (5) weeks, or as specified in the Employer’s then current vacation policy, as amended from time to time if greater.

(e)           Reimbursement of Expenses. The Employer shall reimburse the Executive in accordance with Employer’s expense reimbursement policies for all reasonable, ordinary and necessary business expenses incurred by the Executive in the course of his duties conducted on behalf of the Employer. In addition, the Employer shall pay for the use of a Employer car and for the Executive’s annual dues at a local country club, and expenses related to the Executive’s use of such country club for matters related to the business of the Employer. The Employer shall also reimburse Executive’s reasonable expenses for continuing education courses necessary to maintain any certifications or licenses Executive may hold.

(f)            Other Employee Benefits. The Executive shall be entitled to participate in any employee benefit plans now existing or established hereafter generally available to employees of the Employer or senior officers of the Employer, and to all normal perquisites provided to senior officers of the Employer, provided Executive is otherwise qualified to participate in such plans or programs. As part of its normal course of business, the Employer may amend or terminate employee benefits.

(g)           Benefits Not in Lieu of Compensation. No benefit or perquisite provided to the Executive shall be deemed to be in lieu of Base Salary, bonus, or other compensation, provided that the reporting of any benefits shall be consistent with the Code.

(h)           Insurance. The Employer shall maintain or cause to be maintained director and officer liability insurance covering the Executive throughout the term of this Agreement.

6.             Termination. Employment with the Employer hereunder may be terminated as follows:

(a)      The Employer. The Employer shall have the right to terminate Executive’s employment hereunder at any time during the term hereof (i) for Cause, (ii) if the Executive becomes Disabled, (iii) upon the Executive’s death, or (iv) without Cause.

(i)            If the Employer terminates Executive’s employment under this Agreement for Cause pursuant to clause (i) of Section 6(a) above, the Employer’s obligations under this Agreement, including any obligations of the Employer under Section 5 hereof, shall cease as of the date of termination.

(ii)           If the Employer terminates Executive’s employment under this Agreement pursuant to clauses (ii) or (iii) of Section 6(a) above, the Employer’s obligations hereunder,

including the obligations under Sections 5(a) above, shall cease on the date of death or Disability, as appropriate. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until Executive has satisfied the “elimination period” specified under any disability plan or insurance program maintained by the Employer, provided that the amount of the Employer’s payments under this Section 6(a)(ii) to Executive shall be reduced by the sum of the amounts, if any, payable to Executive for the same period under any Employer sick pay, paid time off, or other leave program or any disability benefit or pension plan covering Executive. In no event shall the Employer be required to pay the Executive Base Salary or any other compensation or benefits twelve (12) months after the onset of Executive’s Disability. Furthermore, Executive shall receive any bonus earned or accrued through the date of incapacity, including any unvested amounts awarded for previous years.

(iii)         Subject to Section 6(c) below, if the Employer terminates Executive’s employment without Cause pursuant to clause (iv) of Section 6(a) above, Executive shall be entitled to receive as severance, less applicable taxes and other deductions, a sum equal to two times the aggregate cash compensation provided in Sections 5(a) and 5(b) being paid at the time of termination (the “Severance Payment”). For purposes of determining compensation which is not fixed (such as a bonus), the annual amount of such unfixed compensation shall be deemed to be equal to the average of such compensation over the three year period immediately prior to the termination. Subject to Section 6(c) below, the Severance Payment shall be payable without interest in equal installments, but no less frequently than monthly, with the final installment due on the second anniversary of the date of the termination of Executive’s employment in accordance with this Section 6(a)(iii).

(iv)          Subject to Section 6(c) below, in the event of termination without Cause pursuant to clause (iv) of Section 6(a), (A) all rights of Executive pursuant to awards of share grants or options granted by the Employer shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, (B) the Executive shall be deemed to be credited with service with the Employer for such remaining Term for the purposes of the Employer’s benefit plans, (C) the Executive shall be deemed to have retired from the Employer and shall be entitled as of the termination date, or at such later time as he may elect (or may have previously elected) to commence receiving the total combined qualified and non-qualified retirement benefit to which he is entitled hereunder, and (D) if any provision of this Section 6(a)(iv) cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Employer because the Executive has ceased to be an actual employee of the Employer, because the Executive has insufficient or reduced credited service based upon his actual employment by the Employer, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or because of any other reason, the Employer itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Executive, his dependents, beneficiaries and estate. Notwithstanding the foregoing, the Employer shall be under no obligation to provide life insurance coverage or long-term disability income benefit coverage beyond the period otherwise available to employees after termination of employment under the terms and conditions of such plans or programs.

(b)           By Executive. Except when Executive’s employment is terminated for Cause prior to a Change in Control or for death or Disability under Sections 6(a)(i), (ii) or (iii), Executive shall have the right to terminate his employment hereunder if (i) the Executive at any time gives written notice of termination (for any reason) to the Employer; (ii) there is a Voluntary Termination; (iii) there is Good Reason, or (iv) the Employer materially breaches this Agreement and such breach is not cured within 30 days after written notice of such breach is given by the Executive to the Employer.

(i)            If Executive terminates his employment hereunder pursuant to clauses (i) or (ii) of Section 6(b) above, the Employer’s obligations under this Agreement, including any obligations of the Employer under Section 5 hereof, shall cease as of the date of termination.

(ii)           If Executive terminates his employment hereunder pursuant to clauses (iii) or (iv) of Section 6(b), Executive, subject to Section 14 below, shall be entitled to receive as severance, less applicable taxes and other deductions, the Severance Payment as defined in Section 6(a)(iii) above. Subject to Section 6(c) below, the Severance Payment shall be payable without interest in equal installments, but no less frequently than monthly, with the final installment due on the second anniversary of the date of the termination of Executive’s employment in accordance with this Section 6(b)(ii). The Employer may prepay any or all of the Severance Payment without fee or penalty.

(iii)           Subject to Section 6(c) below, in addition, in the event of termination pursuant to any of clauses (iii) or (iv) of this Section 6(b), (A) all rights of Executive pursuant to awards of share grants or options granted by the Employer shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, (B) the Executive shall be deemed to be credited with service with the Employer for such remaining Term for the purposes of the Employer’s benefit plans, (C) the Executive shall be deemed to have retired from the Employer and shall be entitled as of the termination date, or at such later time as he may elect (or may have previously elected) to commence receiving the total combined qualified and non-qualified retirement benefit to which he is entitled hereunder, and (D) if any provision of this Section 6(b) cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Employer because the Executive has ceased to be an actual employee of the Employer, because the Executive has insufficient or reduced credited service based upon his actual employment by the Employer, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or because of any other reason, the Employer itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Executive, his dependents, beneficiaries and estate.

(c)              Payment of Severance.

(i)            The Employer’s obligation to make the severance benefit payments (Section 6(a)(iii) and 6(b)(ii)) and to provide the other rights set forth in Sections 6(a)(iv) and 6(b)(iii) , any severance and other benefit due hereunder shall commence being paid to the Executive within thirty (30) days following the Termination of Employment. Any severance and other benefit earned hereunder shall be in lieu of any other claim for compensation whether under this Agreement, or under any wage continuation law or at common law or otherwise, and any and all claims to severance or similar payments or benefits which the Executive may otherwise have or make.

(ii)           Notwithstanding anything contained herein to the contrary, in the event of a violation or breach by Executive of any of the provisions of Sections 8 or 9, below, the Employer, in addition to, and not in limitation of, any other rights, remedies, or damages available to the Employer at law or in equity, shall be entitled to suspend, cease, and terminate the Employer’s obligations to make the Severance Payment, and any other benefits, reimbursements, or rights of the Executive arising under this Agreement, and to recover from the Executive the Severance Payment, if any, previously paid to the Executive. In addition, in the event that any legal challenge to the validity or enforceability of any provision in Section 8 or 9 is asserted by or on behalf of the Executive, the Executive shall immediately forfeit the Executive’s right to the Severance Payment and all other benefits, reimbursements, and rights of Executive arising under this Agreement. These remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights, remedies, or damages, to which the Employer is or may be entitled as a result of this Agreement.

(iii)           Notwithstanding anything to the contrary herein, if the Executive is suspended or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1), the Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Executive all or part of the compensation withheld while the obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of such obligations which were suspended. Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under section 8 (e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1), all obligations of the Executive under this Agreement shall terminate as of the effective date of the order, but any vested rights of the parties hereto shall not be affected. Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this Section shall not affect any vested rights of the parties hereto. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

7.             Change in Control Benefit. Notwithstanding anything to the contrary in Section 6, if a Change in Control of the Employer occurs, and the Executive’s employment is terminated during the period beginning one (1) year prior to and ending two (2) years following a Change in Control, the Employer shall pay to the Executive a benefit as defined in Section 7(a) below in lieu of any other payment or benefit whatsoever.

(a)            Amount. Notwithstanding anything to the contrary in Section 6, upon a Change in Control and termination of employment without Cause or for Good Reason following a Change in Control, the Executive will receive a Change in Control benefit equal to an amount that is one (1) dollar less than that amount which would constitute an “excess parachute payment” as defined in IRC 280(G), or as subsequently amended.

                (b)           Payment. The amount due under the above Subsection (a) shall be paid in a lump sum within thirty (30) days of a Change in Control, and shall be in addition to any other rights of the Executive under this Agreement with regard to termination of the Executive without cause and under any other agreement between the Executive and the Employer

8.             Confidential Information. The Executive recognizes and acknowledges that he will have access to certain information of the Employer and its subsidiaries and that such information is confidential and constitutes valuable, special and unique property of the Employer. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, agrees not to use or disclose any Trade Secrets of the Employer during or after his employment. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 36 months following termination of the Executive’s employment (regardless of whether this Agreement terminates or expires). “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of this Section 8 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

9.             Delivery of Documents upon Termination. At the Employer’s request, the Executive shall deliver to the Employer or its designee at the termination of the Executive’s employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Executive, solely or jointly with others, that are in the Executive’s possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business of the Employer.

10.           Remedies. The Executive acknowledges that a remedy at law for any breach or attempted breach of the Executive’s obligations under Sections 8 and 9 may be inadequate, agrees that the Employer may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Employer shall have the right to offset against amounts to be paid to the Executive pursuant to the terms hereof any amounts from time to time owing by the Executive to the Employer. The termination of the Agreement shall not be deemed to be a waiver by the Employer of any breach by the Executive of this Agreement or any other obligation owed the Employer, and notwithstanding such a termination the Executive shall be liable for all damages attributable to such a breach.

11.           Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration pursuant to the Tennessee law in Nashville, Tennessee. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

12.           Indemnification. The Executive shall be protected against any and all legal actions when he is either a party, witness or a participant in any legal action brought against the Employer or the Executive or a board member. He will be protected through any programs that cover the outside directors or other executives of the Employer.

13.           Miscellaneous Provisions.

(a)           Successors of the Employer. The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Employer in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated his employment for Good Reason (or, solely at the Executive’s option, compensation from the Employer in the same amount and on the same terms as the Executive would be entitled under Section 7 above), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, “Employer” as hereinbefore defined shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)           Executive’s Heirs, etc. The Executive may not assign the Executive’s rights or delegate the Executive’s duties or obligations hereunder without the written consent of the Employer. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s designee or, if there be no such designee, to the Executive’s estate.

(c)           Notices. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following: (i) upon receipt by the party to whom such notice, request, approval, consent, demand or other communication is being given; or (ii) three (3) business days after being duly deposited in the United States mail, registered or certified, return receipt requested, and addressed as follows:

Executive:	Michael R. Sapp

Franklin, TN

Employer:	Tennessee Commerce Bank

The parties hereto may change their respective addresses by notice in writing given to the other party to this Agreement.

(d)           Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board (which shall not include the Executive). No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(e)           Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(f)            Survival of the Executive’s Obligations. The Executive’s obligations under this Agreement shall survive regardless of whether the Executive’s employment by the Employer is terminated, voluntarily or involuntarily, by the Employer or the Executive, with or without Cause.

(g)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(h)           Governing Law. This Agreement and any action or proceeding related to it shall be governed by and construed under the laws of the State of Tennessee.

(i)            Captions and Gender. The use of Captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

(j)            Effect on Prior Agreements. This Agreement, and any attachments, represent the entire understanding between the parties hereto and supersedes in all respects any other prior Agreement or understanding between the Employer and the Executive regarding the Executive’s employment.

14.           Section 409A. This Agreement. is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (together, “Section 409A”), and shall, to the extent practicable, be construed in accordance therewith. If any amount payable pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A and if, at the date of the Executive’s “separation from service,” as such term is defined in Section 409A, from the Employer (his “Separation from Service”), the Executive is a “specified employee”, within the meaning of Section 409A, of the Employer as determined by the Employer from time to time, then each such payment that would otherwise be payable to the Executive within the six (6) month period following the Executive’s Separation from Service shall be delayed and paid to the Executive without interest on the first business day of the seventh month following the Executive’s Separation from Service. For the avoidance of doubt, for purposes of this Agreement, any amount which would not be considered a “deferral of compensation” within the meaning of Section 409A by reason of Treas. Reg. Sections 1.409A-1(b)(4) or 1.409A1(b)(9) shall not be considered a deferral of compensation for which payment shall be delayed in accordance with the preceding sentence. For purposes of this Agreement, each payment to which the Executive may be entitled pursuant to this Agreement, including each of the severance payments, shall be considered a separate payment within the meaning of Treas. Reg. Section 1.409A-2(b)(2). Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Employer, nor any of its principals, employees, designees or agents, shall be liable to the Executive or to any other person to the extent such failure to comply results from any actions, decisions or determinations made in good faith.

IN WITNESS WHEREOF, the Executive and a duly authorized Employer officer have signed this Agreement to be effective as of the Effective Date.

EXECUTIVE	TENNESSEE COMMERCE BANK

/s/ Michael R. Sapp	/s/ Darrel Reifschneider
Michael R. Sapp